Exhibit 99.1

[Navigant Logo]

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) ANNOUNCES REFINANCING PLAN

Denver, CO; November 3, 2003 – Navigant International, Inc. (Nasdaq: FLYR) announced today that it intends to pursue a refinancing that is expected to include a new $170.0 million senior secured credit facility. Navigant has executed a credit agreement with a number of financial institutions, which will become the senior secured facility. This agreement will only become effective upon the closing of other elements of the refinancing and the payment in full of all amounts outstanding under its Senior Secured Notes, including a “make-whole” payment of approximately $12.5 million. The new senior secured credit facility will consist of a four year revolving credit facility for $120.0 million which will initially accrue interest at 325 basis points over LIBOR and a five year term loan for $50.0 million which will initially accrue interest at 350 basis points over LIBOR. The refinancing will also include, subject to market and other conditions, a $60.0 million private offering of 20-year convertible subordinated debentures to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Navigant also plans to grant to the initial purchasers of the debentures an option to purchase up to an additional $12.0 million aggregate principal amount of debentures. The debentures will be unsecured.

Navigant intends to use the net proceeds from the offering, together with borrowings under the new credit agreement to repay its existing $80.0 million aggregate principal amount of senior secured notes which now accrue interest at 9.84% and to pay associated make-whole payment premiums, and to repay the entire balance outstanding under its existing credit facility which presently accrues interest at 325 basis points over LIBOR. Upon repayment, the existing credit facility will be cancelled and replaced by the proposed new $170.0 million senior secured credit facility.

Neither the convertible subordinated debentures nor the shares of common stock issuable upon conversion of the debentures will be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

This news release contains forward-looking statements, including statements about the Company’s high leverage of debt to equity, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and the Form 10-Q filed with the Securities and Exchange Commission on August 13, 2003. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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